PHYSICAL STATISTICS
	IT	IIT	IIIT	IVT	IT	IIT	IIIT
	2003	2003	2003	2003	2004	2004	2004

Total lines in service at the end of period	2,630,223	2,566,384	2,486,885	2,416,779	2,419,587	2,397,404	2,398,137
Average number of lines in service (quarterly)	2,655,948	2,594,404	2,524,124	2,458,688	2,412,799	2,407,635	2,395,514
Number of lines installed (1)	3,026,374	3,030,377	3,033,792	3,037,267	3,040,989	3,041,713	3,042,468
Lines per 100 Inhabitants (2)	17.4%	17.0%	16.5%	16.0%	16.0%	15.9%	15.9%
Public telephones in service at end of period	35,396	35,366	34,699	34,519	32,692	31,497	30,376
Effective minutes of local traffic measured by second (million)	3,552	3,866	3,894	3,867	3,409	3,471	3,495
Local calls MLS (millions)	1,201	1,247	1,254	1,282	1,156	1,167	1,215
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	164,958	157,372	159,205	165,506	167,930	169,043	164,474
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	16,146	16,293	16,003	15,875	16,943	17,436	16,534
Access charge traffic (thousands of minutes)	1,460,389	1,437,348	1,366,297	1,318,012	1,201,741	1,210,418	1,188,790
Number of lines connected	65,045	59,378	67,304	116,539	82,307	81,818	77,909
Number of CTC's employees (end of period) (3)	2,569	2,631	2,670	2,624	3,029	2,972	2,917
Number of subsidiaries' employees (end of period) (3)	2,121	2,176	2,126	2,096	1,770	1,772	989
Number of cellular subscribers (end of period)	1,883,837	1,944,393	2,030,761	2,269,757	2,500,135	2,738,580	-
ADSL connections (end of period)	66,060	84,202	107,580	125,262	143,108	164,513	180,487
(1) Includes circuits and ISDN lines in order to indicate the real capacity of the network.
(2) 2002 Poll (15.1 million inhabs.) identified that estimated Chilean population by the "INE", Statistic National Institute, (15.7 million inhabs.) was overestimated
(3) It is included the permanent personnel plus personnel with fixed term contracts.

ANNUAL VARIATION
	IT	IIT	IIIT	IVT	IT	IIT	IIIT
	2003	2003	2003	2003	2004	2004	2004

Total lines in service at the end of period	-4.2%	-6.5%	-8.6%	-10.0%	-8.0%	-6.6%	-3.6%
Average number of lines in service (quaterly)	-2.9%	-5.1%	-7.9%	-9.0%	-9.2%	-7.2%	-5.1%
Numbers of lines installed	0.1%	0.2%	0.1%	0.5%	0.5%	0.4%	0.3%
Lines per 100 Inhabitants	-0.4%	-2.8%	-5.0%	-6.5%	-8.1%	-6.4%	-3.5%
Public telephones in service at the end of period	-6.2%	-6.3%	-4.3%	-3.2%	-7.6%	-10.9%	-12.5%
Effective minutes of traffic measured by second (million)	-2.7%	5.9%	-2.3%	-7.4%	-4.0%	-10.2%	-10.2%
Local calls MLS (millions)	-3.5%	0.2%	-0.9%	-10.2%	-3.7%	-6.4%	-3.1%
DLD traffic of 188 Telefónica Mundo + Globus 120 (thousands of minutes)	-10.0%	-14.2%	-14.5%	-4.3%	1.8%	7.4%	3.3%
Outgoing ILD traffic of 188 Telefónica Mundo +Globus 120 (thousands of minutes)	6.1%	7.1%	-8.0%	-8.7%	4.9%	7.0%	3.3%
Access charge traffic (thousands of minutes)	-12.7%	-14.0%	-20.0%	-19.9%	-17.7%	-15.8%	-13.0%
Number of lines connected	-9.5%	-17.4%	-12.5%	19.0%	26.5%	37.8%	15.8%
Number of CTC's employees (end of period)*	-20.8%	-18.8%	-17.9%	2.5%	17.9%	13.0%	9.3%
Number of subsidiaries' employees (end of period)*	-54.2%	-53.0%	-13.9%	0.6%	-16.5%	-18.6%	-53.5%
Number of cellular subscribers (end of period)	14.1%	17.8%	15.3%	22.7%	32.7%	40.8%	-
ADSL connections (end of period)	236.3%	328.7%	160.7%	131.3%	116.6%	95.4%	67.8%
* In January 2004 certain labor contracts with some employees, that corresponded to the local business after the restructuring in 2002, were regularized since these contracts were still linked to other subsidiaries of the Company